UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2010

eMagin Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-24757	56-1764501
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3006 Northup Way, Suite 103, Bellevue WA 98004
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (425)-284-5200

Copies to:
Richard Friedman, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, eMagin Corporation (the “Company”) and Susan Jones entered into an Employment Agreement, dated January 24, 2006, which was amended by Amendment No. 1 dated April 17, 2006 and Amendment No 2, dated January 30, 2008 (collectively, “Employment Agreement”).  As previously reported, the Company and Ms. Jones entered into  Temporary Extensions of Amended and Restated Employment Agreement, dated March 3, 2010 and May 5, 2010 (the “Extension Agreements”).  Pursuant  to the Extension Agreement, dated May 5, 2010, term of the  Employment Agreement was extended  to May 12, 2010 (the “Term”).   The term of Employment Agreement (as amended and extended) has ended and, as result, Ms. Jones’ employment with the Company has ended and she is no longer serving as the Company’s Executive Vice President, Chief Business Officer and Secretary of the Board of Directors. Under the terms of the Employment Agreement between Ms. Jones and the Company, Ms. Jones could be entitled to payment of eighteen months salary totaling approximately $473,000 and incentive payments of 1% of revenue for a period of 18 months. The Company and Ms. Jones are negotiating the terms of a settlement agreement which may provide for payments to be made to her although no assurance can be given that any agreement will be reached.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eMagin Corporation

Date: May 18, 2010	By:	/s/ Andrew G. Sculley
Name: Andrew G. Sculley
Title: Chief Executive Officer